NON-RECURRING EXPENSE (NRE) AGREEMENT

This Agreement (the “Agreement”) is entered into and effective as of February 01, 2007 (the “Effective Date”), by and between Chieh Ho Technology Co., Ltd. (“Chieh Ho”), a Taiwan limited liability company located at 6FL, No.12, Lane 345, Yangguang St., Neihu District, Taipei City 114, Taiwan (R.O.C.) (“Licensee”), and IntelligenTek Corp. (“Company”), a California corporation located at NASA Research Park, Mail Stop 19-46, Room 1071, Moffett Field, CA 94035, USA (“Licensor”).  In consideration of the mutual covenants and agreements contained herein, Chieh Ho and Company agree as follows:

RECITALS

Whereas Licensee has entered into a License Agreement with Company for 3D Face Recognition software;

Whereas Licensee is desirous of having Company to modify the software to meet specific needs of Licensee;

Whereas Company has agreed to perform such modification upon the payment of NRE fees, which has been determined to be NTD 600,000;

Section 1.

Definitions.

As used in this Agreement, capitalized terms not otherwise defined herein shall have the following meanings:

1.1

“Core Technology” means any and all technology owned or licensed by Licensor that may be combined with Licensee’s technology for sale as the “Product”.

1.2

“Customized Technology” means any and all technology that may be developed by Company in connection with this Agreement, but not including the Core Technology.

1.3

“Intellectual Property Rights” means all current and future worldwide patents, patent applications, trade secrets, trade or service marks, copyrights, copyright registrations and applications therefore, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States of America, or any other state, country or jurisdiction.

Section 2.  Performance

2.1

 Company will develop “Product” to perform additional functions as detailed in Exhibit A (“Customized Technology”).

2.2

Delivery of Product.  Upon receipt of payment, as defined in Section 3, Company shall deliver modified “Product” to Licensee within 240 days of the Effective Date of this Agreement.

2.3

Acceptance or Rejection.  Upon receipt of the (Product), Licensee shall test and verify the “Product” and shall have thirty (30) days to provide written notice of its acceptance, not to be unreasonably withheld, or rejection of the “Product”.  If Licensee does not provide such notice within the specified time, then the “Product” shall be deemed to have been accepted by Licensee.  If Licensee rejects the “Product”, Licensee shall provide written notice for the rejection with sufficient specificity to permit Licensor to correct the deficiency giving rise to the rejection.  Licensor shall have thirty (30) business days after receipt of a rejection notice to correct the deficiency or provide proposal to correct the deficiency.  If Licensor fails to correct the deficiency within the allotted time and provide a Product acceptable to Licensee, all payments received shall immediately be returned.

2.4

Retention of Ownership; Restrictions.  Company retains all right, title and interest, including all Intellectual Property Rights and ownership rights, in and to the Core Technology, the Customized Technology, and all modifications thereto.  Licensee agrees not to (and will not knowingly allow others to) reverse engineer, decompile, disassemble, or attempt to discover any source code or underlying ideas or algorithms of the object code of any portion of the “Product”. Licensee agrees to promptly notify Company should it become aware of any modification, unauthorized use, or infringement of the “Product”.  Licensee may not reproduce, sublicense, distribute, transfer or dispose of, or otherwise use or exploit, any of the “Product”, in whole or in part, other than as expressly permitted in this Agreement.

Section 3.

Payments:

Licensee shall pay Company a NRE Fee in the amount of NTD 600,000 as following:

a.  50% due upon the beginning of porting software to DSP embedded;

b.  50% due upon the completion of DSP embedded software review.

Section 4.

Product and Technical Support.

For two (2) years after acceptance of the Product by Licensee, Licensor may make reasonable commercial efforts to identify, correct and provide an updated version of the Product upon Licensee’s request.  Licensee shall be responsible for providing all end user technical support for the Product.

Section 5.

Confidentiality.

5.1 Confidential Information. Both parties agree to retain in strict confidence all information disclosed to the other party that the disclosing party has designated as being confidential in writing or, if disclosed orally, designated as confidential in writing within thirty (30) days thereof (“Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall include information that the receiving party knew or should have known that such disclosures were treated as confidential by the disclosing party. The terms and conditions of this Agreement including its Exhibits shall be considered Confidential Information. “Confidential Information” will not include information that: (a) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (b) the receiving party can demonstrate to have had rightfully in its possession and without restriction, prior to disclosure hereunder; (c) is independently developed by the receiving party without use of the disclosing party’s Confidential Information, as can be shown by the written records of the receiving party; (d) is lawfully obtained from a third party who has the right to make such disclosure; or (e) is released for publication by the disclosing party in writing.  A receiving party also may disclose Confidential Information to the extent required by a court or other governmental authority, provided that the receiving party promptly notifies the disclosing party of the disclosure requirement and cooperates with the disclosing party (at the latter’s expense and at its request) to resist or limit the disclosure.

5.2 Protection of Confidential Information.  Each party agrees to protect the other’s Confidential Information to the same extent that it protects its own confidential information of a similar nature and shall take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information to third parties. If either party provides Confidential Information of the other party to any third party contractor to perform its obligations under this Agreement, then it will ensure that such third party has entered into a written confidentiality agreement protecting such Confidential Information from unauthorized disclosure or improper use.  Each party’s obligation not to disclose Confidential Information shall survive until such information is no longer Confidential.

Section 6.

Limitation of Liability.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PRODUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF DATA, COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR ANY CLAIM OR DEMAND AGAINST EITHER PARTY BY ANY OTHER PARTY, OR OTHER PECUNIARY LOSS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EITHER PARTY’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, OR ANY OTHER THEORY OF LIABILITY, EXCEED THE FEES PAID BY LICENSEE UNDER THIS AGREEMENT DURING THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

Section 7.

Breach and Termination.

This Agreement shall terminate upon delivery of “Customized Technology” by Company and no further obligations shall inure to either party.

Section 8.

General.

8.1

Trade Restrictions.  Licensee agrees and certifies to use best efforts to ensure that the “Product will not be given, distributed, leased, or otherwise made available to any person, business, entity, governmental unit or government in or of any country which the United States Government, through the Department of Commerce or any other department, lists as a country to whom the distribution or lease of the “Product” is prohibited by law.

8.2

Entire Agreement. This Agreement, including the recitals and all exhibits, as well as the Non-Disclosure Agreement, constitutes the entire agreement between the parties with respect to the subject matter herein, and supersedes all prior or contemporaneous understandings or agreements, whether written or oral, regarding such subject matter.  The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions.

8.3

Applicable Law; Personal Jurisdiction; Venue.  This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of California.  All parties to this Agreement agree to submit to personal jurisdiction in the County of Santa Clara, State of California, United States of America.  Any dispute that arises under or relates to this Agreement (whether contract, tort or both) shall exclusively be resolved in the applicable Federal or state court in the County of Santa Clara, State of California, United States of America.  The parties agree that either party’s breach under this Agreement could cause irreparable harm to the non-breaching party.  In addition to any other remedies available at law or in equity, the parties agree that, in the event of any such breach, the non-breaching party will have the right to apply, without the need for posting any bond or comparable security, for the entry of an immediate order to restrain or enjoin the breach and otherwise specifically to enforce the applicable provision of this Agreement.  If any party institutes any action or proceeding in connection with this Agreement, the prevailing party shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, reasonable attorneys' fees (including pre-judgment and post-judgment) and costs.

8.4

Miscellaneous.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  No supplement, modification or amendment to this Agreement will be binding unless executed in writing by both parties.  Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Neither party may assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, provided, however, that Licensor may assign this Agreement in connection with a merger, sale of assets, reorganization or similar transaction where a majority of the equity interest of Licensor is transferred.

The parties have signed and delivered this Agreement as of the date first above written.

IntelligenTek Corporation

By: original signature on file___

Name:  Donald Yu

Title:    President/CEO

Chieh Ho Technology Co.,Ltd

By: original signature on file_______

Title: President/CEO

EXHIBIT A

CUSTOMIZED TECHNOLOGY

(MODIFICATION OF “product”)

Requirements/Specifications for 3D Face Recognition System

A. Purpose

1. Create 3D face model to generate face biometrics in RFID badge based on the pictures from digital camera of greater than 1 million pixels in specified environment.

2. Using 3D face recognition technology to discriminate and check if the user is the actual owner of RFID badge.  But for multiple users, it’s impossible to differentiate the users from RFID badges due to the limitation of resolution and direction for RF characteristics.

B. System Architecture

Fig.1

Active RFID Biometrics Recognition System

Actual Chart on file

C. Basic System Characteristics

1. The installed position, height and angle of high resolution camera (640×480 or above) shall take into consideration that there shall be as little face sheltering as possible when multiple RFID badge owners enter the acquisition area.

2. The inclusive angles between camera direction and the face shall not be greater than ±30° in pan direction, ±20° in tilt and rotating direction.

3. The face biometrics stored in RFID badge shall be the ones in neutral and ordinary situation (Glasses or not).  And the biometrics shall match the camera resolution and face image to meet the recognition requirements.

4. The development/operation platform of active RFID biometrics recognition system shall be in Linux on DSP.

5. The basic functions/performances/interfaces of camera, the interfaces with RFID equipment, and the format of biometrics in RFID badge shall be defined in detail by both parties for system design, implementation and testing of 3D face recognition system.

6. The hardware architecture is as follows.  All hardware for 3D Face Recognition product shall be provided by Chieh Ho.

7. IntelligenTek shall be responsible for the DSP development tool package for software development and porting.

Fig 2. Hardware Architecture

Actual chart on file

D. Requirements for Active RFID Biometrics Recognition System

Function/Performance/Interface Requirements for 3D Face Recognition System Development (Chieh Ho）

1. Sensing distance of RFID: 1 ~ 3 meters with fully automatic detection between the RFID badge and the RFID biometrics machine (the Sensor).

2. Sensor for active RFID biometrics recognition system shall have the capability to store at least 1000 sets of history data.

3. Sensor can detect and read the biometrics in RFID badge when the badge holder enters the valid sensing range of RFID, and send the biometrics of RFID (and a trigger signal) to 3D face recognition.  System shall make the decision whether to send out alarm to operators according to the alarm signal from 3D face recognition engine.

4. System shall generate alarm including audio and light to operators according to the alarm signal from 3D face recognition engine.

5. System shall provide the sensing time for each badge as the basic data of comparison for multiple entrance simultaneously.  The accuracy of time shall not be greater than 0.1 [TBR] seconds.

6. The personal computer for data collection needs to connect with all RFID biometrics recognition machines to collect the history data, upgrade the functions, and setup the authority of RFID badges.  There is no need to perform the tasks of biometrics searching and recognition for the computer.

7. System shall have the capability, including hardware & software, to produce the RFID badge card based on the 3D face biometrics created by 3D Face Model.

8. Chieh Ho shall take charge of other system capabilities, except the 3D Face Model Creation and 3D Recognition engine, to complete the Active RFID Biometrics Recognition System.

9. Chieh Ho shall be responsible for the design and manufacture of the HW device for 3D face model creation and RFID badge generation.

E. Requirements for 3D Face Recognition System

Functions/Performance/Interfaces Requirement for Face Recognition System Development （IntelligenTek）

(A) Create 3D Face Model

1. The required environment of illumination of taking pictures to generate the biometrics in RFID badge shall be well illuminated.  The applicant stands at about 50 centimeters in front of the digital cameras with 1 million pixels for taking pictures.  Then turn the camera package by 90° to take another set of pictures.  The schematic diagram for taking pictures is shown below.

Fig.2

Schematic diagram for taking pictures

Actual chart on file

2.  The height of central camera shall be approximately equal to the applicant’s nose and the percentage of head area on a picture shall be greater than 50%, as shown below.

Fig.3

Pictures of Face for RFID biometrics creation

Chart on file

3. System shall have the capability to generate the feature points of frontal face image using 3D face model and digital image analysis technology based on the face images taken by digital cameras, and then to generate the face biometrics and parameters for RFID badge creation.

4.  The flowchart to generate the face biometrics is as below.

Fig.2, Biometrics Creation Process, Alternative to 3DV/Scan

Chart on file

(B)  3D Face Recognition Engine

1. System shall acquire images from camera with low frequency of 3 [TBR] frames/sec, and send these images to 3D face recognition engine for intruder detection and face recognition.

2. System shall have the capability to detect if somebody is close to, with the distance of about 6 [TBR] meters from RFID biometrics machine, using the acquired images in camera FOV.

3. System shall acquire and store the face image of entrance at about 3 [TBR] meters away from RFID biometrics machine if no badge is sensed after intruder is detected, then generate the alarm signal and send it to Management/Control Unit.

4.  System shall store at least one face image for each badge owner after receiving the trigger signal from the RFID Sensor.

5. System shall acquire the face image of entrances at checkpoint (about 3 meters away from RFID biometrics machine) when RFID badge is detected, then perform the process of face recognition and comparison using the face biometrics from RFID badge and the real-time face image from camera to check if the badge owner is the real one.  If YES, the system records the RFID-related information (for example, RFID#, Name, Time, etc).  If NOT, system shall generate and send the alarm signal to Management/Control Unit.

6. Time to complete the process of 3D face recognition and comparison shall be less than 1.0 [TBR] second.

7. System shall have the capability to simultaneously process the face recognition of not greater than 2 badge holders.

8. System shall generate alarms signal when the amount of detected faces is not equal to that of sensed RFID badges for multiple entrances.  But it is not possible to discriminate between RFID badges and face images for multiple entrances due to the resolution limit of distance.

9. For inclusive angles of no greater than 30°, the False Accepted Rate (FAR) and False Rejected Rate (FRR) are as follows.

FAR and FRR for 3DFR product [TBR]

Included Angle	False Accepted Rate	False Rejected Rate
0°～15°	≤ 0.1%	≤ 1%
15°～30°	≤ 0.2%	≤ 2%

10. The badge holder does not need to face the camera exactly for face image acquisition when passing through the gate, shown below.

Examples on file